Exhibit 12

JOINT FILING AGREEMENT

The persons below hereby agree that the Schedule 13D to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13D, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Dated: April 4, 2017

GRIFOLS, S.A.

By:	/s/ David I. Bell
Name: David I. Bell
Title: Authorized Signatory

GRIFOLS WORLDWIDE OPERATIONS LIMITED

By:	/s/ Alfredo Arroyo
Name: Alfredo Arroyo
Title: Authorized Signatory